TRANSFER AGENT AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of March, 2012, by and between Cortland Fund Services LLC (“Cortland”), a Delaware limited liability company, having its principal place of business at 225 W. Washington Street, Suite 1450, Chicago, Illinois 60606, and Mutual Sharehodler Services, LLC, a Delaware Limited Liability Company (“MSS”).

RECITALS:

A.

Cortland is a fund administrator providing administrative services to open-end management investment companies (the “Client”) registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

B.

Cortland desires to appoint MSS as its transfer agent and dividend disbursing and redemption agent, on a sub-contractor basis, to Cortland for and on behalf of the Client, and MSS desires to accept such appointment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS.

1.01

Subject to the terms and conditions set forth in this Agreement, Cortland hereby employs and appoints MSS to act, and MSS agrees to act, as transfer agent for the Client’s authorized and issued shares of beneficial interest of each class of each portfolio of the Client (the “Shares”), and as dividend disbursing and redemption agent for Cortland on behalf of the Client.

1.02

MSS agrees that it will perform the following services:

(a)

In accordance with procedures established from time to time by agreement between Cortland and MSS, MSS shall:

(i)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to Cortland, the Custodian of the Trust authorized by the Board of Trustees of the Client (the “Custodian”);

(ii)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)

Prepare and transmit payments for dividends and distributions declared by Cortland or the Client;

(vii)

Maintain records of account for and advise Cortland, the Client and its Shareholders as to the foregoing;

(viii)

Maintain an Anti-Money Laundering Program in compliance with the USA Patriot Act of 2001 and regulation thereunder, and provide to Cortland and the Client a copy of MSS’s Anti-Money Laundering Program;

(ix)

Perform such services as are necessary to implement and enforce the Trust’s Anti-Money Laundering Program;

(x)

Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the AML Program and to inspect MSS’s implementation and operation of the AML Program; and

(xi)

Record the issuance of shares of the Client and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Client which are authorized, based upon data provided to it by the Cortland or its Client directly, and issued and outstanding.  MSS shall also provide Cortland and the Client on a regular basis with the total number of shares which are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Client.

(b)

In addition, MSS shall perform all of the customary services of a transfer agent, dividend disbursing and redemption agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes for U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and provide a system and reports which will enable Cortland and the Cient to monitor the total number of Shares sold in each State.

Procedures applicable to certain of these services may be established from time to time by agreement between Cortland and MSS.

2.

FEES AND EXPENSES

2.01

In consideration of the services to be performed by MSS pursuant to this Agreement, Cortland agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit “A”.

2.02

In addition to the fee paid under Section 2.01 above, the Cortland agrees to reimburse MSS for pre-approved out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement.  In addition, any other expenses incurred by MSS at the request or with the consent of Cortland will be reimbursed by Cortland.

2.03

Cortland agrees to pay all fees and reimbursable expenses within thirty days following the receipt of the respective billing notice.  Postage for mailing of dividends, proxies, Client reports and other mailings to all shareholder accounts shall be advanced to MSS by Cortland at least seven days prior to the mailing date of such materials.

3.

REPRESENTATIONS AND WARRANTIES OF MSS

MSS represents and warrants to Cortland that:

3.01

It is a Limited Liability Company duly organized and existing and in good standing under the laws of the State of Delaware.

3.02

It is duly qualified to carry on its business in the State of Ohio.

3.03

It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.04

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.06

MSS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE FUND

Cortland represents and warrants to MSS that:

4.01

It is a limited liability company duly organized and existing and in good standing under the laws of Delaware.

4.02

It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

4.03

5.

INDEMNIFICATION

5.01

MSS shall not be responsible for, and Cortland shall indemnify and hold MSS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)

All actions of MSS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without  negligence or willful misconduct.

(b)

Cortland’s refusal or failure to comply with the terms of this Agreement, or which arise out of Cortland’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Cortland ereunder.

(c)

The reliance on or use by MSS or its agents or subcontractors of information, records and documents which (i) are received by MSS or its agents or subcontractors and furnished to it by or on behalf of Cortland, and (ii) have been prepared and/or maintained by Cortland or any other person or firm on behalf of Cortland or the Client.

(d)

The reliance on, or the carrying out by MSS or its agents or subcontractors of, any instructions or requests of Cortland.

(e)

The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

5.02

MSS shall indemnify and hold Cortland harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MSS as a result of MSS’s lack of good faith, gross or ordinary negligence or willful misconduct.

5.03

At any time MSS may apply to any officer of Cortland for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by Cortland for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  MSS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of Cortland or its Client, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided MSS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by Cortland, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Cortland.  MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of Cortland, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05

Upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.

COVENANTS OF THE FUND AND MSS

6.01

Cortland shall promptly furnish to MSS a certified copy of the resolution of the Board of Trustees of the Client authorizing the appointment of MSS as sub-agent to Cortland  and the execution and delivery of this Agreement by Cortland.

6.02

MSS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to Cortland and the Client for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03

MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of Cortland and the Client and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to Cortland and the Client on and in accordance with its request.

6.04

MSS and Cortland agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.05

In case of any requests or demands for the inspection of the Shareholder records of either Cortland or the Client, MSS will endeavor to notify Cortland and the Client and to secure instructions from an authorized officer of Cortland or the Client as applicable as to such inspection.  MSS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify Cortland and the Client of any unusual request to inspect or copy the shareholder records of the Client or the receipt of any other unusual request to inspect, copy or produce the records of the Client.

7.

TERM OF AGREEMENT

7.01

This This Agreement shall become effective as of the date hereof and shall remain in force for a period of one year.  This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 60 days prior to the annual renewal date that the agreement will not be renewed.  Each party to this Agreement has the option to terminate this Agreement during the initial term and any renewal period, without penalty, upon 60 days prior written notice.  If Cortland’s Client terminates its services agreement with Cortland, thenthis Agreement shall terminate with respect to such Client.

7.02

Should Cortland exercise its right to terminate, all pre-approved and reasonable out-of-pocket expenses associated with the movement of records and material will be paid by Cortland.

8.

MISCELLANEOUS

8.01

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.02

This Agreement may be amended or modified by a written agreement executed by both parties.

8.03

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act.  To the extent that the applicable law of the State of Ohio, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

8.04

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

8.05

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To Cortland:

To MSS:

Cortland Capital Market Services LLC

Mutual Shareholder Services, LLC

225 W. Washington St., Suite 1450

8000 Town Centre Drive, Suite 400

Chicago, IL 60606

Broadview Heights, OH 44147

_________________________

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Cortland Capital Market Services LLC:

Mutual Shareholder Services, LLC

By:

/s/ Daniel Hart

By:

/s/ Gregory B. Getts

Its: ___Managing Director_____

Its: __President______________________